Exhibit 99.1

Aimco Announces the Resignation of Terry Considine from its Board of Directors

DENVER – February 13, 2023 – Apartment Investment and Management Company (NYSE: AIV) (“Aimco” or the “Company”) announced today that Mr. Terry Considine has resigned from its board of directors. The Company offers its utmost appreciation for his nearly 30 years of service.

Mr. Considine founded and managed Aimco’s predecessor companies and led its initial public offering in 1994. Serving as Chairman and CEO, Mr. Considine grew Aimco into the nation's largest owner and operator of apartment homes by 1999. In subsequent years, Mr. Considine distilled the Aimco portfolio to select U.S. markets, created value through the targeted redevelopment of Aimco properties, and built a best-in-class property management platform. In December 2020, Mr. Considine and the Aimco board led the creation and spin-off of Apartment Income REIT Corp. (“AIR”), where Mr. Considine currently serves as CEO.

Mr. Considine wrote Sunday in a letter to Aimco Chairman of the Board Dary Stone: “‘New Aimco’ has done well. Over a time when apartment values tumbled, net asset value per share doubled at Aimco. The record is clear. The transition is complete. No coach is needed. My work is done.

“Having fulfilled my commitments, I plan to resign as an Aimco director to focus on AIR. I will remain an Aimco shareholder. I have confidence in management, your leadership, and the Board…You and Wes make an impressive team!”

“On behalf of the Board, I would like to express our deepest gratitude to Terry for his extraordinary leadership and service to the Company over the past three decades,” said R. Dary Stone, Aimco’s Chairman of the Board. “Apart from laying its strong foundation, Terry has been instrumental in helping new Aimco successfully advance its re-focused and freestanding business model over the past several years.”

“Terry has been a trusted advisor and mentor for nearly 20 years,” said Wes Powell, Aimco President and CEO. “In addition to his remarkable leadership qualities, vision, and business prowess, I have tremendous admiration for Terry’s relentless drive to improve and innovate. Speaking on behalf of the entire Aimco team, I offer our appreciation to Terry for his unwavering support and guidance over the past many years and know that his legacy will loom large at Aimco.”

About Aimco

Aimco is a diversified real estate company primarily focused on value add, opportunistic, and alternative investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through its human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit its website www.aimco.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “plan(s),” “may,” “will,” “would,” “could,” “should,” “seek(s),” “forecast(s),” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are not guarantees of future performance, condition or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, among others, that may affect actual results or outcomes include, but are not limited to: (i) the risk that the 2023 preliminary plans and goals may not be completed in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of pipeline investments and projects, (iii) changes in general economic conditions, including as a result of the COVID-19 pandemic. Although we believe that the assumptions underlying the forward-looking statements, which are based on management’s expectations and estimates, are reasonable, we can give no assurance that our expectations will be attained.

These forward-looking statements reflect management’s judgment as of this date, and the Company assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

Matt Foster

Sr. Director, Capital Markets and Investor Relations

(303) 793-4661

investor@aimco.com